MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF THE INTERNAL
                 CONTROL STRUCTURE RELATIVE TO THE SERVICING OF
                                HOME EQUITY LOANS


The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") relative to the servicing of home equity loans owned by the Chevy Chase Capitol Home Equity Loan Trusts Series 1994-1 and

the Chevy Chase Capitol Revolving Home Equity Loan Trusts Series 1995-1, 1996-1 and 1997-1 (collectively referred to as the "Trusts" herein) as of September

30,  1999,  and we have  determined  that the Bank  maintained  an effective internal control structure over financial reporting relative to the servicing of home equity loans owned by the Trusts as of September 30, 1999.

However,  there are inherent  limitations in the  effectiveness  of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.


Russell J. McAtee                                Stephen R. Halpin, Jr.
---------------------                            ----------------------
Russell J. McAtee                                Stephen R. Halpin, Jr.
Senior Vice President                            Executive Vice President
                                                 Chief Financial Officer


George P. Clancy
----------------
George P. Clancy
Executive Vice President


October 20, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Chevy Chase Bank, F.S.B.:

We  have  examined   management's   assertion,   included  in  the  accompanying
Management's Report on the Effectiveness of the Internal Control Structure Relative to the Servicing of Home Equity Loans, that Chevy Chase Bank, F.S.B. (the "Bank") maintained an effective internal control structure over financial reporting relative to the servicing of home equity loans owned by the Chevy Chase Capitol Home Equity Loan Trusts Series 1994-1 and Chevy Chase Capitol Revolving Home Equity Loan Trusts Series 1995-1, 1996-1 and 1997-1 (collectively referred to as the "Trusts" herein) as of September 30, 1999. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of home equity loans owned by the Bank's home equity Trusts as of September 30, 1999, is fairly stated, in all material respects, based upon criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

This report is intended solely for the information and use of the board of directors and management of the Bank, The Chase Manhattan Bank, MBIA Insurance Corporation, AMBAC Indemnity Corporation and U.S. Bank National Association and should not be used for any other purpose.




                                                            Arthur Andersen LLP
Vienna, VA                                                  -------------------
October 20, 1999